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RANDGOLD RESOURCES NEWS RELEASE

For further information call:
(CEO) Mark Bristow  +44 779 775 2288
(CFO) Roger Williams  +44 779 771 9660


MORILA NOW ONE OF THE WORLD'S TOP GOLD PRODUCERS

London 28 November 2002 - Production forecasts for the last quarter of this year indicate that Morila is likely to rank among the world's top 10 gold producers for 2002.

The Morila mine in Mali, a joint venture between Randgold Resources and AngloGold, has just completed its second full year of operation and in that time has produced more than a million-and-a-half ounces of gold at costs below US$100/oz. During the record-breaking September quarter it produced 428 421 ounces at a cash cost of US$28/oz and a total cash cost of US$49/oz - and this bonanza did not come at the expense of mine life.

The remodelling of value trends based on infill drilling has led to the definition of additional reserves in an extremely high-grade area. Further analysis of geological and grade data indicates that there is a strong possibility of obtaining additional high-grade bonanzas within the southwest-to-northeast trending payshoot axis. Good progress has also been made in optimising the current life-of-mine plan to ensure that presently uneconomical ore can be processed at the same time as economic ore. This will be achieved by lowering costs through economies of scale.

Issued on behalf of Randgold Resources Limited by du Plessis Associates.
dPA contact Kathy du Plessis on Tel: 27(11) 728 4701, mobile: (0)83-266-5847 or e-mail randgoldresources@dpapr.com

NOTE ON RANDGOLD RESOURCES:
Randgold Resources was incorporated in August 1995, listed on the London Stock Exchange in July 1997 and on the Nasdaq in July 2002. Its business is surface gold mining and exploration and its activities are focused on West Africa. Further details can be found at www.randgoldresources.com

DISCLAIMER:
Statements made in this release with respect to Randgold Resources' current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them.

The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at Morila, estimates of reserves and mine life and liabilities arising from the closure of Syama. Randgold Resources assumes no obligation to update information in this release.